APPENDIX C -- TRANSFER AGENCY SERVICES


Pursuant to Section 2.1 of the Services Agreement (the "AGREEMENT") by and between Wintergreen Fund, Inc. (the "CLIENT") and Citigroup Fund Services, LLC ("CITIGROUP"), Citigroup agrees to provide the services described below with respect to the Client and each Fund and Class of the Client (in each case as such terns are defined in the Agreement), subject to the terms and conditions of the Agreement and this Appendix A. Capitalized terms used but not defined in this Appendix A shall have the meanings assigned thereto in the Agreement.

1        GENERAL.

Transfer agent, dividend disbursing agent services and, as relevant, services in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that in each case are customary for open-end, management investment companies, including:

     (a) Maintaining all Shareholder accounts;

     (b) Preparing Shareholder meeting lists;

     (c) Mailing proxies and related materials to Shareholders;

     (d) Mailing Shareholder reports and prospectuses to current Shareholders;

     (e) Withholding taxes on U.S. resident and non-resident alien accounts;

     (f) Preparing and filing U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for Shareholders;

     (g) Preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

     (h) Preparing and mailing activity statements for Shareholders;

     (i) Overseeing inquiries, trading and accounting opening via the Internet;

     (j) Complying with Fund privacy policies;

     (k)   Shareholder   telephone,    Internet,   voice   response   unit   and
     corresponsdence servicing;

     (l) IRA account processing and servicing; and

     (m) Providing Shareholder account information .

2.1      PURCHASE, REDEMPTION AND TRANSFER OF SHARES

     (a) Receive for acceptance orders for the purchase of Shares and promptly deliver payment therefor to the custodian;

     (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

     (c) Receive for acceptance redemption requests;

                             C-1 (Transfer Agency)

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     (d) As and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders; and

     (e) Effect transfers of Shares upon receipt of appropriate instructions from Shareholders.

2.2      NOTES AND CONDITIONS TO PURCHASE, REDEMPTION AND TRANSFER OF SHARES:

     (a) Processing requests to purchase, redeem and transfer shares shall be subject to Citigroup' anti-money-laundering ("AML") program. (SEE Section 4 below.)

     (b) Citigroup may require any or all of the following in connection with the original issue of Shares: (i) Instructions requesting the issuance,
     (ii) evidence that the Client's Governing Body has authorized the issuance,
     (iii) any required funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the counsel to the Client about the legality and validity of the issuance.

     (c) Shares shall be issued in accordance with the terms of a Fund's or Class' Prospectus after Citigroup or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Client's Procedures, Citigroup's operational procedures and/or Citigroup's AML Program:

                  (i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

                  (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

     (d) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Fund or Class:

                  (i) for a wire received, at the time of the receipt of the wire;

                  (ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

                  (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Citigroup is credited with Federal Funds with respect to that check.


                             C-2 (Transfer Agency)

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     (e) In registering transfers of Shares, Citigroup may rely upon the Uniform
     Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Citigroup's counsel, protect Citigroup and the
     Client   from   liability   arising   from  (i)  not   requiring   complete
     documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.

3.       PROCESSING DISTRIBUTIONS

Prepare and, subject to receipt of good funds therefor from the custodian for the applicable Fund, transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Client with respect to Shares of a Fund.

4.1      ANTI-MONEY LAUNDERING ("AML") MATTERS ("AML SERVICES")

The Client delegates to Citigroup the performance of the services set forth below (the "AML Services") with respect to shareholder accounts maintained by Citigroup pursuant to the Agreement; and subject to the terms and conditions of the Agreement, Citigroup accepts this delegation and agrees to perform the AML Services in accordance with the Client's and Citigroup's AML program. Notwithstanding this delegation, the Client shall maintain full responsibility for ensuring that its AML program is and continues to be reasonably designed to ensure compliance with the applicable AML laws.

     (a) Verify shareholder identity upon opening new accounts in accordance with Section 326 of the USA PATRIOT Act (the "PATRIOT ACT") and any regulations thereunder, as required under applicable law;

     (b) Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the AML programs of the Client and Citigroup;

     (c) Submit all accounts through the Office of Foreign Asset Control ("OFAC") database and FinCEN's Control List;

     (d) Follow the Client's third party check policies; provided, however, that under no circumstance will Citigroup accept a corporate third party check;

     (e) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the AML programs of the Client and Citigroup and in accordance with the Patriot Act and OFAC; and

     (f) Maintain policies, procedures and internal controls that are consistent with the Client's AML program


                             C-3 (Transfer Agency)

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4.2      NOTES AND CONDITIONS TO AML SERVICES

     (a) The Client authorizes Citigroup to take such actions in the performance of the AML Services as Citigroup deems appropriate and consistent with the Client's AML program and applicable AML Laws.

     (i) (b) Citigroup agrees to furnish the Client its written program concerning anti-money laundering services rendered by Citigroup to its various clients. Citigroup agrees to notify the Client of any change to its anti-money laundering program that would materially impact the Client's AML Program.

5.1      FINANCIAL INTERMEDIARIES

     (a) Track Shareholder Accounts by financial intermediary source and otherwise as reasonably requested by the Client and provide periodic reporting to the Client;

     (b) Receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges); and

     (c) Prepare and, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions and service fees received.

5.2      NOTES AND CONDITIONS TO FINANCIAL INTERMEDIARIES SERVICES

     (a) If the Client fails to settle any trade of Shares (a "SETTLEMENT FAILURE") transacted over the FundServ network maintained by the National Securities Clearing Corporation ("NSCC"), the Client shall, prior to one hour before the next settlement of Shares, (i) notify Citigroup about the settlement failure and (ii) provide Citigroup with a description of the specific remedial and prospective actions proposed to be taken by the Client in order to remedy such settlement failure and avoid any settlement failures in the future (a "remediation plan"). If (i) the Client fails to notify Citigroup about a settlement failure on a timely basis and (ii) the Client fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Citigroup's reasonable opinion), then, upon written notice to the Client, Citigroup may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix A immediately and without penalty.

     (b) If Citigroup is or, in Citigroup's reasonable opinion, Citigroup may be the subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an "NSCC SANCTION") as a result of the activities of the Client or its respective agents, then Citigroup may, in its sole discretion, demand, in writing, that the Client provide Citigroup with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Client does not, within seven (7) days of such demand provide adequate assurances


                             C-4 (Transfer Agency)

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     satisfactory  to Citigroup  in response to any NSCC  sanction,  then,  upon written notice to the Client, Citigroup may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix A immediately and without penalty.

     (c) Notwithstanding the foregoing, Citigroup may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix A immediately and without penalty upon written notice to the Client if Citigroup is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

6.1      BLUE SKY; ESCHEATMENT

     (a) Provide a system that will enable the Trust to calculate the total number of Shares of each Fund and Class thereof sold in each State; and

     (b) Monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States.

6.2      NOTES AND CONDITIONS TO BLUE SKY SERVICES

     The Client shall be responsible for identifying to Citigroup in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

7.1      SHAREHOLDER VOTES AND PROXY STATEMENTS

     (a) Oversee the activities of proxy solicitation firms; and

     (b) Receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by the Trust, pursuant to mutually acceptable compensation and implementation agreements.

8.1      RECORDKEEPING AND REPORTING; FACILITIES

     (a) Record the issuance of Shares of the Client and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

     (b) Maintain records of account for and provide reports and statements to the Client and Shareholders about the foregoing; and

     (c)  Citigroup  shall  establish  and maintain  facilities  and  procedures
     reasonably   acceptable  to  the  Trust  for  the   safekeeping,   control,
     preparation  and use of share


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     certificates,  check forms,  and facsimile  signature  imprinting  devices.
     Citigroup shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by Citigroup pursuant to this Agreement.

9.1      SHARE CERTIFICATES (IF APPLICABLE)

     Issue (i) share certificates and (ii) replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed. Citigroup may require the Shareholder to indemnify the Client and/or Citigroup with respect to the issuance of replacement share certificates.

9.2      NOTES AND CONDITIONS TO SHARE CERTIFICATES SERVICES

     (a) The Client agrees to furnish to Citigroup a supply of blank share certificates of each Fund and Class thereof that issues shares and, from time to time, will renew such supply upon Citigroup's request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the Client authorized to sign by the Organic Documents of the Client and, if required by the Organic Documents or the Client's Governing Body, shall bear the Client's seal or a facsimile thereof. Unless otherwise directed by the Client, Citigroup may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Client.

     (b) New Share certificates shall be issued by Citigroup upon surrender of outstanding Share certificates in the form deemed by Citigroup to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. Citigroup shall forward Share certificates in "non-negotiable" form by first-class or registered mail, or by whatever means Citigroup deems equally reliable and expeditious. Citigroup shall not mail Share certificates in "negotiable" form unless requested in writing by the Client and fully indemnified by the Client to Citigroup's satisfaction.




                             C-6 (Transfer Agency)